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                          FREE WRITING PROSPECTUS FILED PURSUANT TO RULE 433
                                                 REGISTRATION NO. 333-132322


                             PRICING TERM SHEET


                     (To Prospectus dated April 3, 2006)


ISSUER:                    Delta Natural Gas Company, Inc.

SECURITY:                  Insured Quarterly Notes

MATURITY DATE:             April 1, 2021

RATING:                    AAA by Standard & Poor's

COUPON:                    5.75%, paid quarterly

REDEMPTION TERMS:          Callable in whole or in part anytime on or after
                           April 1, 2009, at par (100%)

ESTATE FEATURE:            Begins upon issuance of the Notes

PROCEEDS TO ISSUER:        97.60% of principal amount ($976 per note)

EXPECTED SETTLEMENT DATE:  April 6, 2006

UNDERWRITER:               Edward D. Jones & Co., L.P.



The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free at 1-800-441-2357.